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EXHIBIT 99.(a)(1)(D)

ELECTION FORM

OFFER TO AMEND ELIGIBLE PORTION OF ELIGIBLE OPTION

I,                        , hereby make the following election with respect to my Eligible Option in the Offer made by Adobe Systems Incorporated ("Adobe") pursuant to the Offer to Amend Eligible Options dated January 4, 2007 (the "Offering Memorandum"). Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Offering Memorandum.

Subject to the foregoing, I hereby elect to amend or not amend the Eligible Portion of my Eligible Option as identified in the table below(1):

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price (Split Adjusted)	Shares Subject to Eligible Portion (Split Adjusted)	Corrected Exercise Price for Eligible Portion (Split Adjusted)	Cash Payment (Aggregate Price Differential)	Elect to Amend Entire Eligible Portion & Receive Cash Payment
		$		$	$	☐ Yes ☐ No

(1)
The reference to "Split Adjusted" in the table above reflects a 2:1 stock split that occurred on May 23, 2005.

I hereby agree that, unless I revoke my election before 11:59 p.m., Pacific Time, on February 1, 2007 (or a later expiration date if Adobe extends the Offer), my election will be irrevocable, and if accepted by Adobe, this Election Form shall operate to amend the Eligible Option as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election by submitting a new Election Form via email to equity@adobe.com. Submissions made by any other means, including hand delivery, facsimile, inter-office mail or U.S. mail (or other postal service) will not be accepted. Any change of election received after the Expiration Time will be void and of no effect.

I agree that my decision to amend or not amend the Eligible Portion of my Eligible Option in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender my Eligible Option. I understand that with respect to my Eligible Option, if I elect to tender the Eligible Option, I must tender the entire Eligible Portion. I further understand and agree that if I fail to make an election with respect to the entire Eligible Portion of my Eligible Option, then I will be deemed to have made an election not to amend my Eligible Option notwithstanding any contrary election in the table set forth above.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Adobe (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering Memorandum, Adobe has made no representations or warranties to me regarding this Offer or the future pricing of Adobe stock, and that my participation in this Offer is at my own discretion.

If my service with Adobe terminates prior to the Expiration Time, I understand that I will no longer be eligible to participate in the Offer and any election I have made to amend my Eligible Option will be of no further force and effect.

I agree that to ensure timely payment of the Cash Payment, I will provide Adobe with any changes in my mailing address and e-mail address prior to the payment of the Cash Payment.

I hereby acknowledge and agree that neither Adobe nor any of its respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to amend the Eligible Portion of my Eligible Option and that I am not relying on any information provided or representation made by any Adobe or any of its respective employees or agents in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I should print and keep a copy of this completed Election Form as well as a copy of the "delivery receipt" from Outlook that I receive upon submitting the Election Form.

I understand that I will receive an Election Confirmation Statement via email at my Adobe email address (as listed below) within three business days after the date on which Adobe receives this Election Form. In addition, within three business days after the Expiration Time, I will receive via email at my Adobe email address the Final Election Confirmation Statement that confirms the last election that I made for my Eligible Option as of the Expiration Time. I agree that I will print and keep a copy of all Election Confirmation Statements that I receive. In the event that I do not receive these Election Confirmation Statements confirming my elections in the time frames described above, I understand that it is my responsibility to send my printed copies of this Election Form, the email delivery receipt and any Election Confirmation Statement that I did receive to equity@adobe.com to evidence proper and timely submission of my Election Form.

I AGREE THAT ADOBE SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

Option Holder Signature	Employee ID Number

Option Holder Name (Please Print)	Adobe E-mail Address	Date

PLEASE SEND VIA EMAIL THE COMPLETED ELECTION FORM TO EQUITY@ADOBE.COM SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M., PACIFIC TIME, ON FEBRUARY 1, 2007 (OR A LATER EXPIRATION DATE IF ADOBE EXTENDS THE OFFER).

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ELECTION FORM OFFER TO AMEND ELIGIBLE PORTION OF ELIGIBLE OPTION